ASSET PURCHASE AGREEMENT

                           Dated as of August 7, 1996


                                      among



                                MRS. FIELDS INC.
                                AND OTHER SELLERS
                                IDENTIFIED HEREIN



                      MRS. FIELDS' ORIGINAL COOKIES, INC.,

                                       and

                          CAPRICORN INVESTORS II, L.P.

                            ASSET PURCHASE AGREEMENT


                  ASSET PURCHASE AGREEMENT dated as of August 7, 1996, among MRS. FIELDS INC., a Delaware corporation ("MFI" or a "Seller"), MRS. FIELDS DEVELOPMENT CORPORATION, a Delaware corporation and a wholly-owned subsidiary of MFI ("MFD"), MRS. FIELDS COOKIES, a California corporation and a wholly-owned subsidiary of MFD (together with MFD, the "Other Sellers" and the Other Sellers together with MFI, the "Sellers"), MRS. FIELDS' ORIGINAL COOKIES, INC., a Delaware corporation (the "Buyer"), and CAPRICORN INVESTORS II, L.P., a Delaware limited partnership and currently the sole stockholder of the Buyer ("Capricorn").
          WHEREAS, the parties desire that the Buyer purchase from the Sellers, and that the Sellers sell to the Buyer, the Acquired Assets (as defined in
Section 1(a)), and that the Buyer assume the Assumed  Liabilities (as defined in
Section 1(c)), upon the terms and subject to the conditions set forth in this Agreement;
          NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:
                  (a) Purchase, Sale and Assumption. Purchase and Sale. On the terms and subject to the conditions of this Agreement, the Sellers agree to sell, transfer, assign and deliver to the Buyer, and the Buyer agrees to, and Capricorn agrees to cause the Buyer to, accept and purchase from the Sellers, at the Closing (as defined in Section 2(a)) all the business and operations of any of the Sellers (such business and operations being herein called, collectively, the "Acquired Business") and all the assets and properties of any of the Sellers of every kind and description used or held for use in connection with the Acquired Business (such assets being herein called, collectively, the "Acquired Assets"), other than the Excluded Assets (as defined in Section 1(b)). The Acquired Assets shall include without limitation (i) the outstanding capital stock of Mrs. Fields Cookies (Canada) Ltd., an Ontario corporation ("MF Canada"), Mrs. Fields Cookies Australia, a Utah corporation ("MF Australia"), Mrs. Fields Limited, a United Kingdom corporation ("MFUK"), Fairfield Foods Inc., a New Jersey corporation ("Fairfield"), and, unless previously disposed of by the Sellers, Mrs. Fields Cookies Far East Limited, a Hong Kong corporation ("MFHK"), held by the Sellers (MF Canada, MF Australia, MFUK, Fairfield and MFHK being herein called, collectively, the "Subsidiaries"), (ii) an undivided interest with The Mrs. Fields' Brand, Inc. in all recipes, techniques, processes, methods of production and commercialization, training methods and know-how owned by the Sellers (the "Trade Secrets") and (iii) a Closing Cash Amount (as defined in Section 2(c)(i)) of not less than the Required Corporate Cash Amount (as defined in Section 2(c)(i)), all of the cash in the store accounts (the "Store Cash") and cash held in trust accounts for settlement of future workers compensation insurance claims (the "Trust Cash") in accordance with the Sellers' workers' compensation insurance policies.
                  (b) Excluded Assets. The term "Excluded Assets" means, collectively, the following:
(i) all cash in the corporate bank accounts other than the cash included in the Closing Cash Amount;

(ii) all rights and claims (including, without limitation, refunds and claims thereto) of any Seller or of any Subsidiary with respect to the Excluded Liabilities (as defined in Section 1(d));

(iii) the capital stock of any subsidiary of any of the Sellers other than the Subsidiaries;

(iv) the "Mrs. Fields" trade name and related trademarks and the licensing assets, contract rights and general intangibles specified or generally described on
Schedule 1(b) (the "Licensing Assets"); and

(v) any and all minute books, stock transfer records and records of Taxes (as defined in Section 4(f)(iii)) of any Seller or any of its Subsidiaries

     (c) Assumed Liabilities. On the terms and subject to the conditions of this Agreement, the Buyer agrees to assume, at and effective from the Closing, the Assumed Liabilities, other than the Excluded Liabilities. The term "Assumed Liabilities" means, collectively, all liabilities and obligations of any Seller and the Subsidiaries including, but not limited to, liabilities and obligations that:

                    (i) constitute the working capital liabilities as of the Closing Date of a kind reflected on Schedule 1(c) as "Accounts payable trade" and "Accrued expenses";

                    (ii) arise out of or relate to any  contract,  agreement  or lease in the Acquired Business;

                    (iii) arise out of or relate to any event occurring after the Closing or the operation of the Acquired Business or the use or ownership of any of the Acquired Assets after the Closing;

                    (iv) arise out of or relate to MFI's  obligations  under the
                         Senior Management Value Creation Plan, dated December 1994 (the "Value Creation Plan");

                    (v) arise out of store closing costs, including those for which reserves have been or prior to the Closing are established on the Sellers' financial statements;

                    (vi) arise out of  unpaid  workers'  compensation  insurance claims arising prior to the Closing, including without limitation those relating to the Trust Cash; and

                    (vii)arise  out of  severance  claims  by  employees  of the
                         Sellers   following   the  Closing  by  reason  of  the
                         transactions contemplated by this Agreement.

(d) Excluded Liabilities. The term "Excluded Liabilities" means, collectively, the following:

                    (i)  any liability in respect of any Excluded Assets;

                    (ii) any   obligation  or  liability  with  respect  to  the
                         issuance, sale and retirement of the Series A Notes of MFI in the original principal amount of $15,000,000 (the "Series A Notes");

                    (iii)any   obligation  or  liability  with  respect  to  the
                         issuance, sale and retirement of all outstanding shares of Preferred Stock, $.001 par value per share, of MFI (the "MFI Preferred Stock");

                    (iv) any   obligation  or  liability  with  respect  to  the
                         issuance, sale and retirement of all outstanding shares of Preferred Stock, $.001 par value per share, of MFD (the "MFD Preferred Stock");

                    (v)  any   obligation  or  liability   under  the  contracts
                         relating to the Licensing Assets;

                    (vi) any  obligation  or  liability  to the equity  security holders of MFI including in connection with the transactions contemplated by this Agreement or the liquidation or dissolution of MFI;

                    (vii)the  Sellers'  liability  for any Taxes (as  defined in
                         Section 4(f)(iii)) attributable to taxable years or periods ending at the time of or prior to the Closing, or, in the case of any Straddle Period (as defined in
                         Section 11(a)(i)), the portion of such Straddle Period (as determined in Section 11(a)(i)) ending at the time of the Closing, except to the extent such liabilities constitute "Accrued expenses" for purposes of determining the Working Capital Amount (as defined in Section 2(c));

                    (viii) the  obligations  and liabilities of any Seller or of any Subsidiary with respect to any contract, agreement, arrangement or understanding (including without limitation any payables) with any of their respective stockholders, creditors or affiliates (in each case, other than the Sellers and the Subsidiaries) identified on Schedule 1(d)(viii);

                    (ix) the Sellers' and/or the Subsidiaries' liabilities under the Riverview Financial Corporation Profit Sharing Plan and the Mrs. Fields Inc. 401(k) Retirement Savings Plan; and

                    (x) the obligations and liabilities of any Seller or any Subsidiary with respect to the payment of expenses pursuant to Section 16, including any indemnification or other obligations under any related engagement agreements or arrangements.

  (e) Purchase Price. The purchase price for the Acquired Assets
(the "Purchase Price") shall be the aggregate cash and note amounts payable by the Buyer pursuant to, and as set forth in, Section 2(b)(ii). The Purchase Price shall be subject to adjustment as provided in Section 2(c). No separate amount shall be payable by any Seller in respect of the assumption by the Buyer of the Assumed Liabilities and no such assumption shall reduce the Purchase Price payable hereunder.

   (f) Allocation of Purchase Price. Prior to the Closing Date, the Buyer and the Sellers shall negotiate, draft and execute a schedule (the "Allocation Schedule") allocating the Purchase Price (including, for purposes of this Section 1(f), any other consideration paid to the Sellers, including the Assumed Liabilities) among the Acquired Assets. Promptly following the making of the Purchase Price adjustments contemplated by Section 2(c), the Buyer and the Sellers shall in good faith negotiate adjustments to the Allocation Schedule to reflect any differences between the Purchase Price and the Adjusted Purchase Price (as defined in Section 2(c)), and execute a revised Allocation Schedule. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. Each of the Sellers and the Buyer agrees that promptly upon receiving the Allocation Schedule it shall return an executed copy thereof to the other parties. Each of the Sellers and the Buyer agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns (as defined in Section 4(f)), in accordance with the Allocation
Schedule. Each of the Sellers and the Buyer agrees to provide the others promptly with any other information required to complete Form 8594.

  (i)  Nonassignable  Assets.  To the  extent  that  any  lease, contract, permit, license or other asset included in the Acquired Assets is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of a third party (whether or not a governmental authority), or if such assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of applicable law, this Agreement (and any related documents delivered at the Closing) shall not constitute an actual or attempted assignment, transfer, sublease or sublicense thereof unless and until such consent or waiver of such third party has been duly obtained or such assignment, transfer, sublease or sublicense has otherwise become lawful (any lease, contract, permit, license or other asset not assigned, transferred, subleased or sublicensed as a result of this Section 1(g)(i) is hereinafter referred to as an "Unassigned Asset").
                  (ii) To the extent that the consents and waivers referred to in Section 1(g)(i) are not obtained prior to the Closing, or until the impracticalities of transfer referred to therein are resolved, and in each case subject to Section 8(a), (x) each Seller shall, subject to Section 8(a), use its best efforts to (A) provide or cause to be provided to the Buyer the benefits of any Unassigned Asset, (B) cooperate in any arrangement, reasonable and lawful as to both the Sellers and the Buyer, designed to provide such benefits to the Buyer and (C) enforce for the account and at the expense of the Buyer any rights of the Sellers arising from such Unassigned Asset, including the right to elect to terminate in accordance with the terms thereof on the advice of the Buyer, and (y) the Buyer shall use its best efforts to perform the obligations of the Sellers arising under such Unassigned Asset or shall promptly reimburse the Sellers for the expense thereof.
                  (g) Closing; Transactions to be Effected; Purchase Price Adjustment. Closing. The closing (the "Closing") of the purchase and sale of the Acquired Assets and the assumption by the Buyer of the Assumed Liabilities shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third
Avenue, New York, New York, at 10:00 a.m. on September 4, 1996, or if the conditions to Closing set forth in Section 3 of this Agreement shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date".
                  (h) Transactions to be Effected. At the Closing, on the terms and subject to the conditions of this Agreement:
                           (i) the Sellers  shall  deliver to the Buyer (A) such
         appropriately executed and authenticated instruments of sale, assignment, transfer and conveyance to the Buyer of the Acquired Assets as the Buyer or its counsel may reasonably request, such instruments to be reasonably satisfactory in form to the Buyer and its counsel, (B) a certificate or certificates representing all the outstanding shares of capital stock (the "Subsidiary Shares") of the Subsidiaries owned by the Sellers, duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, and (C) the documents to be delivered by the Sellers pursuant to Section 3(a); and
                           (ii) the Buyer  shall  deliver to the  Sellers (A) by
         wire transfer to one or more bank accounts designated in writing by MFI on behalf of the Sellers at least two business days prior to the Closing Date, immediately available funds in an amount equal to $5,357,000, (B) notes of the Buyer (the "Buyer Notes"), registered in the name of MFI or its designees, which Buyer Notes shall consist of three series of senior secured notes (with respective aggregate principal amounts equal to $2,000,000 (the "MFI Series 1 Notes"), $3,000,000 (the "MFI Series 2 Notes") and $10,000,000 (the "MFI Series 3 Notes")), and one series of senior subordinated notes (with an aggregate principal amount of $4,643,000 (the "MFI Series 4 Notes")), all of which notes shall have the terms set forth in the form of Note Agreement (the "Buyer Note Agreement") attached hereto as Exhibit A,
         (C) such instruments of assumption with respect to the Assumed Liabilities, appropriately executed and authenticated by the Buyer, as the Sellers or their counsel may reasonably request, such instruments to be reasonably satisfactory in form to the Sellers and their counsel, and (D) the documents to be delivered by the Buyer pursuant to Section 3(b).
                  (iii) Purchase Price Adjustments. W/C Adjustment. Within 45 days after the Closing Date, the Sellers shall prepare and deliver to the Buyer a statement (the "W/C Statement"), which has been reviewed and reported on by the Sellers' independent auditors in accordance with procedures to be established by MFI and the Buyer without exception or qualification, setting forth the Closing Cash Amount (as defined below) and the Working Capital Amount (as defined below).
                  (iv) The Purchase Price shall be increased, solely through an increase in the cash portion of the Purchase Price, by the amount, if any, by which the Closing Cash Amount exceeds the Required Corporate Cash Amount and the Purchase Price shall be decreased, solely through a decrease in the cash portion of the Purchase Price, by the amount, if any, by which the Required Corporate Cash Amount exceeds the Closing Cash Amount. The Purchase Price shall also be increased, solely through an increase in the cash portion of the Purchase Price, by the amount, if any, by which the Working Capital Amount exceeds by more than $100,000 the Working Capital Base Amount (as defined below), and the Purchase Price shall be decreased, solely through a decrease in the cash portion of the Purchase Price, by the amount, if any, by which the Working Capital Base Amount exceeds by more than $100,000 the Working Capital Amount. Should there be both an increase and a decrease, only the net amount will be paid. The Buyer shall pay any such increase in the Purchase Price, and the Sellers shall repay to the Buyer any such decrease in the Purchase Price within 5 business days following the determination of the amount pursuant to this Section 2(c).
                  (v) "Closing Cash Amount" means the amount of cash (other than the Store Cash, the Trust Cash and the aggregate amount of all checks written by any Seller but not cleared as of the Closing Date) included in the Acquired Assets determined in accordance with generally accepted accounting principles consistent with past practice.
                  (vi) "Required Corporate Cash Amount" means the sum of (i) $1,600,000 plus (ii) in the event that as of the Closing Date the Sellers shall not have paid all amounts due in respect of the settlement of the dispute relating to the London store lease of MFUK, the aggregate amount remaining to be so paid up to $200,000 (less any such amounts paid by the Sellers following August 8, 1996 and prior to the Closing Date).
                  (vii) "Working Capital Amount" means the ordinary working capital of the Acquired Business as of the close of business on the Closing Date, excluding the Closing Cash Amount, calculated on the same basis as reflected in line items on Schedule 1(c), which the parties agree lists the line items of current assets and current liabilities that constitute ordinary working capital for purposes of this Agreement, and that any items on Schedule 1(c) that are based upon errors of fact or that are not in accordance with generally accepted accounting principles consistent with past practice shall be retained for purposes of calculating the Working Capital Amount. In addition, reserves with respect to items on Schedule 1(c) shall continue to be established and accounted for in a manner consistent with past practice.
                  (viii)    "Working Capital Base Amount" means $(173,541).
                  (ix) Preparation of W/C Statement; Resolution of Disagreements. The Buyer shall assist the Sellers and their independent auditors in the preparation of the W/C Statement, and shall provide the Sellers and their independent auditors access at all reasonable times to the personnel, properties, books and records of the Acquired Business for such purpose. The Buyer's independent auditors may participate in the preparation of the W/C Statement; provided, however, that the Buyer acknowledges that the Sellers shall have the primary responsibility and authority for preparing the W/C Statement and the Sellers' independent auditors shall have the primary responsibility and authority for certifying the W/C Statement. During the five-day period following the Buyer's receipt of the W/C Statement, the Buyer and its independent auditors will be permitted to review the working papers of the Sellers' independent auditors relating to such Statement. The W/C Statement shall become final and binding upon the parties on the fifth day following receipt thereof by the Buyer unless the Buyer gives written notice of its disagreement (a "Notice of Disagreement") with respect to the W/C Statement to the Sellers prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and shall be accompanied by a letter from the Buyer's independent auditors indicating that they concur with each of the positions taken by the Buyer in the Notice of Disagreement. If a Notice of Disagreement is received by the Sellers in a timely manner, then the W/C Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Arbitrator (as defined below). During the five-day period following the delivery of a Notice of Disagreement, the Sellers and the Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. At the end of such five-day period, the Sellers and the Buyer shall submit to an arbitrator (the "Arbitrator") for review and resolution any and all matters that remain in dispute. The Arbitrator shall be such nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. The Sellers and the Buyer shall jointly request that the arbitration be conducted in New York City in accordance with the procedures of the American Arbitration Association. The Arbitrator shall render a decision resolving the matters submitted to the Arbitrator within 25 days following submission thereto. The cost of any arbitration (including the fees of the Arbitrator) pursuant to this Section 2(c)(ii) shall be borne 50% by the Buyer and 50% by the Sellers, except that each party shall bear all fees and expenses attributable to any expert witness retained by such party but not the other party. The fees and disbursements of the Sellers' independent auditors incurred in connection with their certification of the Adjusted W/C Statement shall be borne by the Sellers, and the fees and disbursements of the Buyer's independent auditors incurred in connection with their review of the W/C Statement or certification of any Notice of Disagreement shall be borne by the Buyer.
                  (i) Post-Closing Activities. After the Closing, one or more of the Sellers or their Subsidiaries may be liquidated, dissolved and wound-up in accordance with the applicable corporate law, and will effect such state and federal regulatory and tax filings as are reasonably required. The Buyer agrees to make its personnel, and applicable books and records, available to MFI in order to enable MFI to file all Tax Returns (as defined in Section 4(f) of this Agreement) required to be filed by MFI or any of its subsidiaries, including in connection with a liquidation of the Sellers or their subsidiaries and in connection with the Excluded Assets, the Excluded Liabilities and any indemnity claims hereunder provided that the Buyer's personnel will be so available only to the extent that the performance of such actions does not interfere with the performance of such personnel's duties for or on behalf of the Buyer. MFI understands and agrees that MFI will be solely responsible for paying or providing for the payment of, and the Buyer will not be required to pay, any out-of-pocket expenses incurred in connection with such actions.
                  (j) Conditions to Closing. Buyer's Obligation. The obligation of the Buyer to, and of Capricorn to cause the Buyer to, purchase the Acquired Assets is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:
                           (i) The representations and warranties of the Sellers
         made in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and the Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Sellers by the time of the Closing; and the
         Sellers shall have delivered to the Buyer a certificate dated the Closing Date and signed by an authorized officer of each Seller confirming the foregoing.
                           (ii) The Buyer shall have  received an opinion  dated
         the Closing Date of Stoel Rives, counsel to the Sellers, to the effect set forth in Exhibit B.
                           (iii)  No   injunction  or  order  of  any  court  or
         administrative agency of competent jurisdiction shall be in effect, and no statute, rule or regulation of any governmental authority of competent jurisdiction shall have been promulgated or enacted, as of the Closing which restrains or prohibits the purchase and sale of the Acquired Assets.
                           (iv) The waiting  period under the  Hart-Scott-Rodino
         Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.
                           (v) The  conditions  to the Buyer's  obligations  set
         forth in the Asset Purchase Agreement (the "OCC/HSC Agreement") among the Buyer, Chocamerican, Inc., a Delaware corporation ("Chocamerican"), The Original Cookie Company, Incorporated, a California corporation ("OCC"), and Hot Sam Companies, Inc., a Delaware corporation ("HSC"), and Capricorn, an executed form of which is attached as Exhibit C, shall have been satisfied or waived by the Buyer.
                           (vi) The conditions to the obligations of the License
         Buyer (as defined below) set forth in the Licensing Assets Purchase Agreement (the "License Purchase Agreement") among MFD, The Mrs. Fields Brand, Inc., a Delaware corporation (the "License Buyer"), and Capricorn, an executed form of which is attached as Exhibit D, shall have been satisfied or waived by the Buyer.
                           (vii) The Sellers  and the Buyer shall have  obtained
         consents, in form reasonably satisfactory to the Sellers and the Buyer, to the transactions contemplated hereby from the persons whose consent is required for the transfer or assignment to the Buyer of any of the Acquired Assets, or no such consent shall be required, (A) under each of the agreements identified on Schedule 3(a)(vii) and (B) under store leases with respect to at least 50% of the stores of the Acquired Business.
                           (viii) The  Sellers  shall have  demonstrated  to the
         reasonable satisfaction of the Buyer that the Closing Cash Amount shall be not less than the Required Corporate Cash Amount and that the working capital position of MFI as of the Closing Date shall be consistent with the operation of MFI from the date of the Balance Sheet through the Closing Date in the ordinary course of business consistent with past practice and otherwise in accordance with this Agreement.
                           (ix) The other  parties  thereto  shall have executed
         and delivered to the Buyer the Buyer Note Agreement and the Other Agreements (as defined in Section 3(b)(vi)).
                  (k) Sellers' Obligation. The obligation of the Sellers to sell, assign, transfer and deliver the Acquired Assets to the Buyer is subject to the satisfaction (or waiver by the Sellers) as of the Closing of the following conditions:
                           (i) The  representations  and warranties of the Buyer
         and Capricorn made in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and the Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer by the time of the Closing; and the Buyer shall have delivered to the Sellers a certificate dated the Closing Date and signed by an authorized officer of the Buyer confirming the foregoing.
                           (ii) The Sellers shall have received an opinion dated
         the Closing Date of Skadden, Arps, Slate, Meagher & Flom, counsel to the Buyer, to the effect set forth in Exhibit E.
                           (iii) The indebtedness to be incurred by the Buyer in
         connection with the Closing and the OCC/HSC Agreement (other than the Buyer Notes and the indebtedness identified as the "Buyer Notes" under the OCC/HSC Agreement) shall have terms and documentation reasonably satisfactory to the Sellers and their counsel.
                           (iv)  The   Closing   (as   defined  in  the  OCC/HSC
         Agreement) shall have occurred and the conditions precedent thereunder shall have been satisfied or waived with MFI's consent as contemplated by Section 6(f).
                           (v) The Closing  (as defined in the License  Purchase
         Agreement) shall have occurred.
                           (vi) The Buyer shall have  executed and  delivered to
         the designees of MFI the Buyer Note Agreement and the Buyer Notes and all other documents required to be executed and delivered by the Buyer in connection therewith, including without limitation the Collateral Documents (as such term is defined in the Buyer Note Agreement) and the Buyer shall have executed and delivered to the License Buyer the License Agreement (the "License Agreement") in the form attached hereto as Exhibit F and all other documents required to be executed and delivered by the Buyer in connection therewith (the License Agreement together with the Buyer Note Agreement and such other documents, the "Other Agreements") and shall have executed and delivered to the appropriate Persons any and all documents in connection with the transactions contemplated by the Other Agreements.
                           (vii)  Capricorn  and/or  its  designees  shall  have
         acquired from the designees of MFI the MFI Series 4 Notes and paid to such designees an aggregate of $4,643,000 in cash.
                           (viii)  Each  of  the   executives  of  MFI  who  are
         participants in the Value Creation Plan shall have been offered employment by the Buyer on terms and conditions which are comparable to his existing terms and conditions of employment except for participation in the Value Creation Plan.
                           (ix)  The   conditions   contemplated   by   Sections
         3(a)(iii), 3(a)(iv) and 3(a)(vii) shall have been satisfied.

(x)
                  (l) Waiver of Closing Conditions. The parties hereto acknowledge and agree that if the Buyer or the Sellers shall have received prior to the Closing written notice from the Sellers or the Buyer, respectively, providing specific information as to the failure of any condition set forth in paragraph (a) or (b) above, respectively, and such party or parties determine to proceed with the Closing, such party or parties will be deemed to have waived such condition and shall not be entitled to be indemnified pursuant to Section 11 for any losses arising from any matters relating to such conditions; provided, that no such waiver shall affect the calculation of any adjustment to the Purchase Price under Section 2(c).
                  5. Representations and Warranties of the Sellers. The Sellers hereby jointly and severally represent and warrant to the Buyer as follows:
                  (a) Organization and Standing of the Sellers. Each of the Sellers and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Sellers and the Subsidiaries has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a material adverse effect on the assets, financial condition or results of operations of the Acquired Business. Each of the Sellers and the Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not have a material adverse effect on the assets, financial condition or results of operations of the Acquired Business. The Sellers have made available to the Buyer true and complete copies of the Certificate of Incorporation, as amended to date, and the By-laws, as in effect on the date hereof, of the Subsidiaries.

   (b)  Authority;  No  Conflict.  Each  of the  Sellers  has all
requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by each of the Sellers (including without limitation any and all stockholder or debtholder approvals) to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by each of the Sellers and constitutes a valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms. MFI gave valid notice to Randall K. Fields and Debra J. Fields (collectively, the "Founders") under the Stock Option Agreement dated as of January 1, 1993 (as supplemented by the letter of waiver dated June 30, 1994 signed by the Founders) (collectively, the "Founders Agreement") among MFI, the Founders, The Prudential Insurance Company of America, Principal Mutual Life Insurance Company, Pruco Life Insurance Company, Zions First National Bank and IDS Certificate Company in respect of the proposed transactions contemplated by this Agreement and the License Purchase Agreement and the transactions contemplated hereby and thereby on or about May 17, 1996 and the Closing will be in compliance with the Founders Agreement. The execution and delivery of this Agreement and the Buyer Note Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien (as defined in Section 4(g)) upon any of the Acquired Assets under, any provision of
(i) any relevant corporation law statute, (ii) the Certificate or Articles of Incorporation or By-laws of any of the Sellers or the Subsidiaries, (iii) except as disclosed on the Schedules hereto, any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, or agreement to which any of the Sellers or the Subsidiaries is a party or by which any of the Acquired Assets is bound or (iv) any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to any of the Sellers or the Subsidiaries or any of the Acquired Assets, other than, in the case of clause (iii) above, any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that individually or in the aggregate would not have a material adverse effect on the assets, financial condition or results of operations of the Acquired Business. No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to any of the Sellers or the Subsidiaries or their respective affiliates in connection with the execution and delivery of this Agreement or the consummation by the Sellers of the transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act and (B) those that may be required solely by reason of the Buyer's (as opposed to any other third party's) participation in the transactions contemplated hereby.

  (c) Capital Stock of the Subsidiaries.  The authorized capital stock of MF Canada consists of 100 shares of Common Stock, without par value (the "MF Canada Shares"), all of which are validly issued and outstanding, fully paid and nonassessable and held beneficially and of record by MFI. The authorized capital stock of MF Australia consists of 50,000 shares of Common Stock, par value $1.00 per share (the "MF Australia Shares"), all of which are validly issued and outstanding, fully paid and non-assessable and held beneficially and of record by MFI. The authorized capital stock of MFUK consists of 20,000 shares of Common Stock, par value (pound)1 per share (the "MFUK Shares"), 1,000 of which are validly issued and outstanding, fully paid and nonassessable and held beneficially and of record by MFI. The authorized capital stock of Fairfield consists of 2,500 shares of Common Stock, par value $1.00 per share (the "Fairfield Shares"), 50 shares of which are validly issued and outstanding, fully paid and non-assessable and held beneficially of record by MFI. The authorized capital stock of MFHK consists of 3,000,000 shares of Common Stock, par value $1.00 per share (the "MFHK Shares"), all of which are validly issued and outstanding, fully paid and nonassessable and held beneficially and of record by MFI. None of the Subsidiary Shares has been issued in violation of, and none of the Subsidiary Shares is subject to, any preemptive or subscription rights. Except as set forth above, there are no shares of capital stock or other equity securities of the Subsidiaries outstanding. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Subsidiaries are or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Subsidiaries, and there are not any equity securities of the Subsidiaries reserved for issuance for any purpose. Except as disclosed on Schedule 4(c), MFI directly or through one or more wholly owned subsidiaries has good and valid title to the Subsidiary Shares, free and clear of any Liens. Assuming the Buyer has the requisite power and authority to be the lawful owner of the Subsidiary Shares, upon delivery to the Buyer at the Closing of one or more certificates representing the Subsidiary Shares, duly endorsed by MFI for transfer to the Buyer, and upon MFI's receipt of its respective share of the Purchase Price, good and valid title to the Subsidiary Shares will pass to the Buyer, free and clear of any Liens other than those arising from acts of the Buyer or its affiliates. Other than this Agreement, and except as disclosed on Schedule 4(c), the Subsidiary Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Subsidiary Shares.

 (d) Equity Interests. Except as disclosed on Schedule 4(d), none of the Sellers directly or indirectly owns any capital stock of or other equity interests in any corporation, partnership or other entity.

  (i) Financial Statements;  Undisclosed  Liabilities.  Schedule
4(e)(i) sets forth the audited consolidated balance sheets of MFI and its subsidiaries as of December 31, 1993, 1994 and 1995 and the audited consolidated statements of income, stockholders' equity and cash flows of MFI for the fiscal years then ended, together with the notes to such financial statements (collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied (except in each case as described in the notes thereto) and on the basis described in such notes fairly present the financial condition and the results of operations of MFI, as the case may be, as of and for the periods indicated. The Acquired Assets constitute, with the exception of any Excluded Assets, all the assets, properties, rights and interests reflected on the audited balance sheet of MFI as of December 31, 1995 (the "Balance Sheet") (other than those assets, properties, rights and interests sold or disposed of in the ordinary course of the Acquired Business, consistent with past practice, since the date of the Balance Sheet).

  (ii) Except as set forth on Schedule 4(e)(ii), to the knowledge of the Sellers, all of the Assumed Liabilities arise out of or relate to the Acquired Business and none of the Sellers or the Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except (1) as disclosed, reflected, reserved against or contemplated in the Balance Sheet and the notes thereto, (2) for items disclosed in the Schedules hereto, (3) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet other than in violation of this Agreement, (4) for Taxes or (5) for Excluded Liabilities.

   (e)  Taxes.  (i)  Except as set forth on  Schedule  4(f),  the
Sellers have, in respect of the Acquired Business, filed all material Tax Returns which are required to be filed (all such returns being true, correct and complete in all material respects) and have paid all Taxes shown to be due on such Tax Returns, and all monies required to be withheld by the Sellers from employees of the Acquired Business for income Taxes and social security and other payroll Taxes have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Acquired Business.

   (f) (ii) The reserve for Taxes reflected in the Balance Sheet is adequate for the payment of all liabilities for Taxes with respect to or imposed upon the Acquired Business or the Acquired Assets through the date of such Balance Sheet. Any Taxes in respect of the period since the date of such Balance Sheet have arisen in the ordinary course of business. Except as set forth on Schedule 4(f), there are no ongoing audits or examinations of any of the Tax Returns of any of the Sellers or the Subsidiaries and none of the Sellers or the Subsidiaries has been notified by any governmental authority that any such audit is contemplated or pending. Except as set forth on Schedule 4(f), no governmental authority is now asserting or threatening to assert against any of the Sellers or the Subsidiaries any deficiency or claim for additional Taxes. Except as set forth on Schedule 4(f), no extension of time with respect to any date on which a Tax Return was or is to be filed by any of the Sellers or the Subsidiaries is in force, and no waiver agreement by any of the Sellers or the Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes. There are no liens for Taxes upon any of the Acquired Assets other than Liens for Taxes not yet due or payable.

  (g) (iii) For purposes of this Agreement, "Taxes" shall mean federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority. For purposes of this Agreement, "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Returns relating to Taxes.

  (h) Title to Acquired Assets. The Sellers have good and marketable title to the Acquired Assets, free and clear of all mortgages, liens, claims, security interests, easements, rights of way, pledges, restrictions, charges or encumbrances of any nature whatsoever (collectively, "Liens"), except
(i) such as are disclosed on the Schedules hereto and (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, Liens for Taxes which are not due and payable or which may thereafter be paid without penalty and other Liens, if any, which do not, individually or in the aggregate, materially impair the continued use and operation, consistent with past practice, of the Acquired Asset to which they relate (the Liens described in clauses (i) and (ii) above are hereinafter referred to collectively as "Permitted Liens"). Subject to Section 1(g), at the Closing, the Buyer shall acquire the Acquired Assets free and clear of all Liens other than Permitted Liens.

 (i)  Condition  of Assets.  Except as  disclosed  on  Schedule
4(h),(i) the tangible personal assets included in the Acquired Assets have been maintained in all material respects in accordance with generally accepted industry practice, (ii) the tangible personal assets included in the Acquired Assets are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and (iii) the leased personal property included in the Acquired Assets is in all material respects in the condition required of such property by the terms of the leases applicable thereto.

   (j)  Trademarks,  etc.  Schedule  4(i)  sets  forth a true and complete list of all material patents, trademarks (registered or unregistered), trade names (registered or unregistered), service marks (registered or unregistered), registered copyrights and material unregistered copyrights and computer software applications, other than off-the-shelf applications, together with all applications therefor, owned or used by or licensed to the Sellers and the Subsidiaries and all license agreements related thereto that are not Excluded Assets to which any Seller or any Subsidiary is a party (collectively "Intellectual Property") and with respect to trademarks, contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed on Schedule 4(i) or as set forth in the License Agreement, a Seller or a Subsidiary owns or has the valid right to use, without payment to any other party, the Intellectual Property used in or necessary for the conduct of their businesses and the consummation of the transactions contemplated hereby will not alter or impair any such rights. All material Intellectual Property owned by the Sellers or a Subsidiary is valid and all registrations related thereto have been duly maintained. Except as disclosed on Schedule 4(i), all Intellectual Property owned by a Seller or a Subsidiary is free and clear of all Liens. Except as disclosed on Schedule 4(i), to the Sellers' knowledge, no claims or other proceedings are pending or threatened by any person or entity with respect to the ownership, validity, enforceability or use of any Intellectual Property. To the Sellers' knowledge (i) the conduct of their businesses does not infringe upon the rights of any third party, (ii) no third party is infringing upon any Intellectual Property owned by the Sellers or a Subsidiary except as set forth in Schedule 4(i) and (iii) the Intellectual Property identified on Schedule 4(i), together with the Licensing Assets being acquired by the License Buyer under the License Purchase Agreement, is all of the Intellectual Property necessary to conduct the Acquired Business as presently conducted.

   (k) Contracts. Except as described in Schedule 4(j) and except for contracts or agreements exclusively relating to the Excluded Assets, none of the Sellers or any of the Subsidiaries is a party to or bound by any:

                    (i) employment agreement or employment contract for any employee whose aggregate annual compensation is in excess of $60,000;

                    (ii) employee  collective   bargaining  agreement  or  other
                         contract with any labor union;

                    (iii)covenant  not to compete  (other  than  pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement);

                    (iv) agreement  or  contract  with any other  Seller (or any affiliate of any such other Seller) or any officer, director or employee of any Seller or any affiliates of any Seller (other than employment agreements covered by clause (i) above);

                    (v) lease or similar agreement under which a Seller or a Subsidiary is a lessor or sublessor of, or makes available for use by any third party, any real property owned or leased by such Seller or Subsidiary or any portion of premises otherwise occupied by such Seller or Subsidiary;

                    (vi) lease or similar  agreement under which (A) a Seller or a Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) a Seller or Subsidiary is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by such Seller or Subsidiary, in any such case which has an annual rental obligation in excess of $10,000;

                    (vii)(A)  continuing  contract  for the future  purchase  of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), (B) management, service, consulting or other similar type of contract or (C) advertising agreement or arrangement, in any such case which has an annual obligation in excess of $10,000;

     (viii) material license or other agreement relating in whole or in part to patents, trademarks, trade names, service marks or copyrights (including any license or other agreement under which a Seller or a Subsidiary has the right to use any of the same owned or held by a third party);

     (ix) agreement or contract under which a Seller or a Subsidiary has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed (including, without limitation, through so-called take-or-pay or keepwell agreements) indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business), or any other note, bond, indenture or other evidence of indebtedness;

     (x) agreement or contract under which any other person has directly or indirectly guaranteed indebtedness, liabilities or obligations of a Seller or a Subsidiary (other than endorsements for the purpose of collection in the ordinary course of business);

     (xi) mortgage, pledge, security agreement, deed of trust or other document granting a Lien (including, but not limited to, Liens upon any properties acquired under conditional sales, capital leases or other title retention or security devices other than any original purchase price conditional sales contracts or equipment leases entered into in the ordinary course of business);

     (xii)any agreement or contract providing for the sale or purchase of assets in excess of $25,000, not in the ordinary course of business consistent with past practice;

     (xiii) any agreement, arrangement or understanding (including without limitation any payables) between any Seller or Subsidiary and any of their respective stockholders, creditors which are Lenders (as defined in the Buyer Note Agreement) or affiliates (in each case, other than the Sellers and the Subsidiaries); and

     (xiv)other agreement, contract, lease, license, commitment or instrument pursuant to which after the Closing the Buyer will have an aggregate annual liability in excess of $10,000.

   Except  as  disclosed  on  Schedule  4(j),   each   agreement,
contract, lease, license, commitment or instrument of the Sellers and the Subsidiaries described on Schedule 4(j) and the other Schedules hereto (collectively, the "Contracts") is valid, binding and in full force and effect. Except as disclosed in Schedule 4(h) or Schedule 4(j), a Seller or a Subsidiary has performed all material obligations required to be performed by it to date under the Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Sellers' knowledge, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

  (a)  Litigation;  Decrees.  Schedule 4(k) sets forth a list of all lawsuits, claims, proceedings or investigations pending, or, to the Sellers' knowledge, threatened, as of the date of this Agreement, by or against or affecting a Seller or a Subsidiary or any of the Acquired Assets, which (i) relate to or involve more than $25,000 (other than claims which are, or would be but for retentions, deductibles, the nonpayment of premiums or other defenses by carriers relating to alleged acts or omissions of the insureds, covered by the insurance policies set forth on Schedule 4(l)), (ii) seek any injunctive relief, or (iii) relate to the transactions contemplated by this Agreement. Except as disclosed on Schedule 4(k), none of the Sellers or the Subsidiaries is in default under any material judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, applicable to it or any of the Acquired Assets.

 (b) Insurance. The insurance policies currently maintained with respect to each Seller and each Subsidiary and the Acquired Assets are listed on Schedule 4(l). All such policies are in full force and effect. The Sellers have heretofore made available to the Buyer true and complete copies of all such policies.

   (i) Benefit Plans. Schedule 4(m)(i) contains a list of all "employee pension benefit plans" (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(k) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements, and other employee fringe benefit plans (all the foregoing being herein called "Benefit Plans") maintained, or contributed to, by any Seller or Subsidiary for the benefit of any employees of any Seller or Subsidiary who are employed primarily in the Acquired Business. The Sellers have delivered to the Buyer true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan.

  (ii) Each Benefit Plan has been  administered  in all material respects in accordance with its terms and the applicable provisions of ERISA and the Code. Except as disclosed in Schedule 4(m)(ii)-l, all material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Except as disclosed in Schedule 4(m)(ii)-2, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could reasonably give rise to any material liability, and, to the Sellers' knowledge, there are no facts that could reasonably give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

     (iii)  Except  as  disclosed   in  Schedule   4(m)(iii),   all
contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans have been timely made.

   (iv) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan and that could subject the Acquired Business or any of its employees, or, to the Sellers' knowledge, a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan, to any material tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA. None of the Sellers nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject the Acquired Business to any material liability for breach of fiduciary duty under ERISA or any other applicable law. No liability under Title IV of ERISA has been incurred by the Sellers, the Subsidiaries or their affiliates within six years prior to the date hereof that has not been satisfied in full and no condition exists that presents a material risk of incurring such liability.

  (v) Except as disclosed in Schedule 4(m)(v), at no time within the five years preceding the Closing Date has any Seller or Subsidiary been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or incurred any withdrawal liability, within the meaning of
Section 4201 of ERISA, which liability has not been fully paid as of the date hereof, or announced an intention to withdraw, but not yet completed such withdrawal, from any multiemployer plan.

(vi) None of the Sellers maintains or contributes to a Pension
Plan which is subject to Section 302 of ERISA or Section 412 of the Code.

   (vii) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 4(m)(vii), (1) no such Benefit Plan is funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code and (2) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 498OB(f) of the Code.

 (c)  Absence  of Changes or  Events.  Except as  disclosed  on
Schedule 4(n), since the date of the Balance Sheet, there has not been any material adverse change in the assets, financial condition or results of operations of the Acquired Business other than changes relating to the economy in general or the Acquired Business's industry in general and not specifically related to the Acquired Business. Since the date of the Balance Sheet, each Seller has conducted its portion of the Acquired Business in the ordinary course and in substantially the same manner as presently conducted and has made all reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers and others with whom it deals, and none of the Sellers has taken any action that, if taken after the date hereof, would constitute a material breach of any of the covenants set forth in Section 5(b).

 (i) Compliance with Applicable  Laws;  Environmental  Matters.
Except as set forth in Schedule 4(o), to the knowledge of the Sellers, each Seller and each Subsidiary is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, domestic or foreign, except where noncompliance would not have a material adverse effect on the assets, financial condition or results of operations of the Acquired Business. Except as set forth in Schedule 4(o), no Seller has received any written communication from a governmental authority that alleges that any Seller or Subsidiary is not in compliance, in respect of the Acquired Business, in all material respects, with material federal, state, local or foreign laws, ordinances, rules and regulations.

   (ii) Except as set forth in Schedule 4(o), to the knowledge of the Sellers, none of the operations or properties of the Sellers and the Subsidiaries is the subject of any federal, state or foreign investigation, in respect of the Acquired Business, evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance (as defined below) into the environment, and none of the Sellers or the Subsidiaries has received any written communication from a governmental authority that alleges that any Seller or a Subsidiary is not in compliance, and the Sellers and the Subsidiaries are in compliance, in all material respects, with all federal, state, local or foreign laws, ordinances, codes, rules and regulations relating to the environment ("Environmental Laws") in respect of the Acquired Business, except where noncompliance would not have a material adverse effect on the assets, financial condition or results of operations of the Acquired Business. The Sellers and the Subsidiaries have filed all material notices required in respect of the Acquired Business to be filed by them under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment. None of the Sellers or any of the Subsidiaries has any material contingent liabilities in respect of the Acquired Business in connection with any Hazardous Substance that individually or in the aggregate would have a material adverse effect on the assets, financial condition or results of operations of the Acquired Business. "Hazardous Substance" includes: (i) any hazardous, toxic or dangerous waste, substance or material defined as such in (or for the purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any so-called superfund or superlien law, or any other Environmental Law, including Environmental Laws relating to or imposing liability or standards of conduct concerning any hazardous or toxic waste, substance or material in effect on the date of this Agreement, (ii) asbestos or polychlorinated biphenyls, and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any federal, state, foreign or local governmental authority pursuant to any Environmental Law or any health and safety or similar law, code, ordinance, rule or regulation, order or decree, and which could reasonably pose a hazard to the health and safety of workers at or users of any properties included in the Acquired Assets or cause damage to the environment.

(d)  Employee  and  Labor  Relations.  Except  as set forth on
Schedule 4(p), (i) there is no labor strike, dispute, or work stoppage or lockout actually pending, or, to the Sellers' knowledge, threatened, against or affecting the Acquired Business and during the past two years there has not been any such action; (ii) to the Sellers' knowledge, no union organizational campaign is in progress with respect to the employees of the Acquired Business and no question concerning representation exists respecting such employees;
(iii) each Seller and each Subsidiary is in compliance in all material respects with all laws applicable to the Acquired Business respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (iv) there is no unfair labor practice charge or complaint against any Seller or any Subsidiary in connection with the Acquired Business pending, or, to the Sellers' knowledge, threatened, before the National Labor Relations Board; (v) there is no pending, or, to the Sellers' knowledge, threatened, grievance that, if adversely decided, would have a material adverse effect on the assets, financial condition or results of operations of the Acquired Business; and (vi) no charges with respect to or relating to the Acquired Business are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices that, if adversely decided, would have a material adverse affect on the assets, financial condition or results of operations of the Acquired Business.

  (e) Licenses; Permits. Except as disclosed on Schedule 4(q), all material licenses, permits or authorizations issued or granted to the Sellers by local, state or federal governmental authorities or agencies and applicable to the Acquired Business are validly held by a Seller or a Subsidiary, the Sellers and the Subsidiaries have complied with all requirements in connection therewith and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby.

 (f)  Inventory.  Except as set  forth in  Schedule  4(r),  all inventory of the Acquired Business is of a quality usable and salable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality (all of which have been written down in the Balance Sheet to realizable market value or for which adequate reserves have been provided therein, in each case to the extent required by generally accepted accounting principles as applied by the Sellers (including methods and practices) in the preparation of the Balance Sheet), or which have become obsolete in the ordinary course of business since the date of the Balance Sheet.

    (g)  Securities Act of 1933. The Buyer Notes being acquired by
MFI pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and MFI will not offer to sell or otherwise dispose of the Buyer Notes so acquired by it in violation of any of the registration requirements of the Securities Act of 1933.

5. Covenants of the Sellers. The Sellers jointly and severally covenant and ------------------------ agree as follows: (a) Access. Prior to the Closing the Sellers will give the Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Sellers and the Subsidiaries; provided, however, that such access does not unreasonably disrupt the normal operations of any Seller or any Subsidiary. (b) Conduct of the Sellers. Except with the prior written consent of the Buyer or as otherwise expressly permitted by this Agreement, the Sellers shall not take any action, at any time on or after the date hereof and at or prior to the Closing, that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Sellers set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the purchase and sale of the Acquired Assets set forth in Section 3 not being satisfied. (c) Preservation of the Acquired Business. Each Seller will carry on the Acquired Business diligently and in the ordinary course, substantially in the same manner as heretofore conducted, and keep its retail operations substantially intact, including its present relationships with suppliers and customers and others having business relations with it; provided, however, that the Sellers may remove cash from the Acquired Business in any manner and to any extent on or prior to the Closing Date consistent with the Sellers' obligation to include in the Acquired Assets the Closing Cash Amount, the Store Cash and the Trust Cash. The Sellers will maintain, at all times prior to the Closing Date, in inventory quantities of raw materials and other supplies and materials sufficient to allow the Buyer to continue and operate the Acquired Business, after the Closing Date, free from any shortage of such items (assuming the Buyer causes the Acquired Business to continue to purchase such items after the Closing Date in the ordinary course consistent with past practice). Except with the written consent of the Buyer, the Sellers shall not amend in any material respect or terminate any of the agreements identified in Schedule 3(a)(vii) or enter into any new agreement (other than any supply agreement or contract, with respect to which the Sellers have consulted with the Buyer) relating to the Acquired Business which, if existing as of the date hereof, would be required to be disclosed on any of the Schedules to the representations and warranties of the Sellers in
Section  4 of  this  Agreement.  (d)  Confidentiality.  The  Sellers  will  keep confidential, and cause their affiliates and instruct their and their affiliates' officers, directors, employees and advisors to keep confidential, all information concerning the transactions contemplated by this Agreement (including as to the parties hereto) and all nonpublic information relating to the Acquired Business, except as required by law or administrative process and except for information which becomes public other than as a result of a breach of this Section 5(d). Notwithstanding the foregoing, affiliates of MFI who became parties to the Buyer Note Agreement and holders of Buyer Notes shall be deemed to have complied with this Section 5(d) if they comply with Section 13.12 of the Buyer Note Agreement. (e) Insurance. The Sellers shall keep, or cause to be kept, all insurance policies set forth on Schedule 4(l), or replacements therefor with reputable firms and providing no lesser coverage (in amount or scope), in full force and effect through the close of business on the Closing Date. (f) Other Transactions. Prior to the Closing, none of the Sellers, the Subsidiaries nor any other affiliate of the Sellers shall, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with any corporation, partnership, person, or other entity or group (other than the Buyer and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving the Sellers and the Subsidiaries. In the event that any Seller or any Subsidiary receives an offer relating to any such transaction, the Sellers will promptly notify the Buyer of such proposal.

6.  Representations  and  Warranties of the
Buyer and Capricorn. The Buyer and Capricorn jointly and severally hereby represent and warrant to the Sellers as follows: (a) Authority. The Buyer is a corporation and Capricorn is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate, and Capricorn has all requisite partnership, power and authority to enter into this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby. All corporate or partnership acts and other proceedings required to be taken by the Buyer or Capricorn to authorize the execution, delivery and performance of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by the Buyer and Capricorn and constitutes a valid and binding obligation of the Buyer and Capricorn, enforceable against the Buyer and Capricorn in accordance with its terms. When executed and delivered at the Closing, the Other Agreements will be duly executed and delivered by the Buyer and will constitute its valid and binding obligation, enforceable against it in accordance with their terms. The execution and delivery of this Agreement and the Other Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of the Buyer or Capricorn under, any provision of (i) the General Corporation Law or the Revised Uniform Limited Partnership Act of the State of Delaware, (ii) the Certificate of Incorporation or By-laws of the Buyer or the Partnership Agreement of Capricorn, (iii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or agreement to which the Buyer or Capricorn is a party or by which any of its properties are bound, or (iv) any judgment, order, or decree, or material statute, law, ordinance, rule or regulation applicable to the Buyer or Capricorn or their respective properties or assets, other than, in the case of clause (iii) above, any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a material adverse effect on the assets, financial condition or results of operations of the Buyer or Capricorn. No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to the Buyer or Capricorn in connection with the execution and delivery of this Agreement and the Other Agreements or the consummation by the Buyer or Capricorn of the transactions contemplated hereby and thereby, other than compliance with and filings under the HSR Act.
(b) Actions and Proceedings, etc. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against the Buyer or Capricorn which have a material adverse effect on the ability of the Buyer or Capricorn to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best knowledge of the Buyer or Capricorn, threatened against the Buyer or Capricorn, which are likely to have a material adverse effect on the ability of the Buyer or Capricorn to consummate the transactions contemplated hereby. (c) Securities Act of 1933. The Subsidiary Shares being purchased by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Buyer will not offer to sell or otherwise dispose of the Subsidiary Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933 and applicable state securities or "blue sky" laws. (d) Availability of Funds. The Buyer and Capricorn have no current reason to believe that the financing necessary to consummate the transactions contemplated by this Agreement, the License Purchase Agreement and the OCC/HSC Agreement will not be available on a timely basis for the transactions contemplated by this Agreement. The Buyer estimates that it will require approximately $15,000,000 in financing for purposes of payment by the Buyer of the cash portion of the Purchase Price and the cash portion of the purchase price to be payable under the OCC/HSC Agreement. Capricorn hereby commits to provide or obtain all such financing within 30 days following the execution and delivery of this Agreement. (e) Status of Buyer. The Buyer was incorporated on February 13, 1996. The Buyer has engaged in no business other than in connection with its organization and the negotiation of this Agreement, the OCC/HSC Agreement and the Other Agreements (collectively, the "Transaction Documents") and has no material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except those set forth in the Transaction Documents and obligations to pay fees and expenses incurred in connection therewith which as of the date of this Agreement are estimated to not exceed $1,900,000. True and correct copies of the Buyer's Certificate of Incorporation and By-laws, in the form they will be in effect on the Closing Date, have been furnished to MFI. (f) OCC/HSC Agreement. The OCC/HSC Agreement includes, or incorporates by reference, all of the agreements of the parties thereto with respect to the transactions referred to therein. The Buyer will not waive or amend any provision of the OCC/HSC Agreement without the prior written consent of MFI, which consent shall not be unreasonably withheld. (g) Management Incentives. The Buyer will offer existing MFI management employment agreements and up to 15% of the equity of the Buyer, such equity to be offered in the form of options with 5% vesting over time with no performance minimums, 5% vesting over time with performance criteria based on the "management case", and up to 5% for value obtained in excess of the "management case." All of the management options will be subject to customary antidilution adjustment provisions. (h) Pro Forma Balance Sheet of Buyer. Attached as Schedule 6(h) hereto is an unaudited pro forma balance sheet of the Buyer which has been presented as if the transactions contemplated by this Agreement and the OCC/HSC Agreement are consummated as of August 31, 1996 based on the assumptions that
(i) various actual and estimated information received from MFI and Chocamerican accurately reflects the assets and liabilities to be transferred to the Buyer at the closings under this Agreement and the OCC/HSC Agreement and (ii) transaction costs payable by the Buyer in connection with such transactions equal $1,900,000.

 7.  Covenants of the Buyer and  Capricorn.  The Buyer and Capricorn
jointly and severally covenant and agree as follows: (a) Covenants and Agreements of the Buyer in the OCC/HSC Agreement. The Buyer will observe or perform each term, covenant, condition and agreement on its part to be observed or performed contained in the OCC/HSC Agreement. (b) No Additional Representations. The Buyer and Capricorn acknowledge that none of the Sellers, the Subsidiaries or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any Seller, the Subsidiaries, the Acquired Business, the Acquired Assets or Assumed Liabilities, except as expressly set forth in this Agreement, the Schedules hereto or any certificate delivered by the Sellers at the Closing, and none of the Sellers, the Subsidiaries or any other person will have or be subject to any liability to the Buyer or any other person resulting from the distribution to the Buyer, or the Buyer's use of, any such information, except as expressly set forth in this Agreement. (c) Confidentiality. Except as contemplated by this Agreement, the Buyer and Capricorn will keep confidential, and cause its affiliates and instruct its and its affiliates' officers, directors, employees and advisors to keep confidential, all nonpublic information relating to the Sellers, the Subsidiaries or the Acquired Business, except as required by law or administrative process and except for information which becomes public other than as a result of a breach of this Section 7(c); provided, however, that the obligations of the Buyer and Capricorn under this
Section 7(c) shall terminate, with respect to information concerning the Acquired Business (but not with respect to other information) upon any occurrence of the Closing. (d) Conduct of the Buyer. Except with the prior written consent of the Sellers, the Buyer shall not take any action, at any time on or after the date hereof and at or prior to the Closing, that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the purchase and sale of the Acquired Assets set forth in
Section 3 not being satisfied. 8. Mutual Covenants. Each of the Sellers, the Buyer and Capricorn covenants and agrees as follows: (a) Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to cause the Closing to occur. The Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from third parties and that such consents have not been obtained. Except with respect to liabilities which constitute Excluded Liabilities, the Buyer agrees that the Sellers shall not have any liability whatsoever to the Buyer arising out of or relating to the failure to obtain any consents that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof. The Buyer further agrees that no representation, warranty or covenant of the Sellers contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any such consent or as a result of any such termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any persons arising out of or relating to the failure to obtain any such consent or any such termination. The Sellers and the Buyer shall use their best efforts to, and shall cooperate with each other to obtain as soon as practicable, the consent, approval or waiver, in form reasonably satisfactory to the Sellers and the Buyer, from any person whose consent, approval or waiver is necessary to assign or transfer any Acquired Asset to the Buyer or otherwise to satisfy the conditions set forth in Sections 3(a)(vii) and 3(b)(vii), and to remove the Sellers and their affiliates as primary obligors or guarantors under the leases of the stores included in the Acquired Assets (the "Acquired Leases"). It is understood and agreed that such best efforts and cooperation shall not include any requirement of the Sellers or the Buyer or any of their respective affiliates to expend money, commence or defend any litigation or offer or grant any accommodation (financial or otherwise) to any third party (except to the extent the payment of a fee to or the reimbursement of the expenses of any landlord under any Acquired Lease is specifically contemplated by such Acquired Lease or, if not so contemplated, is reasonably comparable to those so contemplated, in which cases the Buyer shall pay all such amounts). The covenants contained in this Section 8(a) shall continue after the Closing Date.
(b) Cooperation. The Buyer and MFI shall cooperate with each other for a period of 90 days after the Closing to ensure the orderly transition of the Acquired Assets from the Sellers to the Buyer and to minimize any disruption to the respective businesses of the Sellers and the Buyer that might result from the transactions contemplated hereby. (c) Publicity. MFI and the Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party, and, to the extent practical, of each person named therein (which consent shall not be unreasonably withheld), except as such release or announcement may be required by any franchising or other law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. (d) Antitrust Notification. Each of the Sellers and the Buyer (and their respective ultimate parent entities) will as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of the Sellers, the Buyer and Capricorn shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Sellers and the Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of the Sellers, the Buyer and Capricorn will use its best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Acquired Assets; provided, however, that such best efforts obligation shall not require the Buyer to restructure any of the transactions contemplated by, or to divest any of the assets to be acquired pursuant to, either this Agreement, the License Purchase Agreement or the OCC/HSC Agreement. (i) Records. On the Closing Date, the Sellers shall deliver or cause to be delivered to the Buyer all original agreements, documents, books, records and files (collectively, "Records"), in the possession of the Sellers relating to the Acquired Business of the Sellers and the Subsidiaries, subject to the following exceptions: (A) The Buyer recognizes that certain Records may contain incidental information relating to the Sellers and the Subsidiaries or may relate primarily to Excluded Assets and/or Excluded Liabilities, and that the Sellers may retain such Records and shall provide copies of the relevant portions thereof to the Buyer; (B) The Sellers may retain all Records relating to the sale of the Acquired Assets, including bids received from other parties and analyses relating to the Acquired Business; (C) The Sellers may retain any Tax Returns. The Buyer shall be provided with copies of such Tax Returns only to the extent that they relate to the Acquired Business or the Acquired Assets or the Buyer's obligations under this Agreement. The Sellers shall not dispose of or destroy such records without first offering to turn over possession thereof to the Buyer (at the Buyer's expense) by written notice to the Buyer at least 30 days prior to the proposed date of such disposition or destruction; and (D) the Sellers shall retain their respective corporate record books and stock records containing their certificates of incorporation, bylaws, minutes of the meetings of the board(s) of directors and stockholders, and similar corporate governance documents. (ii) After the Closing, upon reasonable written notice, the Buyer and the Sellers agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, access to such information (including Records pertinent to the Acquired Business) and assistance relating to the Acquired Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns or the defense of any Tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of the Sellers, the Buyer or the Acquired Business. (e) Supplemental Disclosure. Prior to the Closing, each party shall supplement or amend its Schedules provided in connection with its representations and warranties in this Agreement to include any information hereafter obtained which would have been required to be set forth or described in any such Schedule had it been existing or known as of the date of this
Agreement or which is necessary to complete or correct such Schedule. Notwithstanding the foregoing, for purposes of determining the accuracy of such representations and warranties for purposes of (x) Sections 3(a)(i) and 3(b)(i) or (y) Sections 11(b)(i) and 11(c)(i), such Schedules shall be deemed to include, respectively, (x) only that information contained therein on the date of this Agreement or (y) all information contained in such Schedules as so supplemented or amended. (f) 338 Elections.With respect to the purchase by the Buyer of all of the Subsidiary Shares held by the Sellers, (i) if the Buyer requests, the Sellers agree to join with the Buyer in making elections under either or both of Sections 338(g) and 338(h)(10) of the Code (and any comparable election under state or local tax law) for any of the Subsidiaries (the "Election"), (ii) the Sellers and the Buyer shall, as promptly as practicable following the Closing, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely Elections in accordance with the provisions of the Treasury Regulation or any comparable provision of state or local tax law) or any successor provisions, and (iii) the Sellers and the Buyer shall report the purchase by the Buyer of stock of any of the Subsidiaries consistent with the Election (and any comparable elections under state or local tax law) and shall take no position to the contrary thereto in any Tax Return, any proceeding before any taxing authority or otherwise. In connection with an Election, the Buyer shall determine the Aggregate Deemed Sales Price (as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Sales Price among the assets of the Subsidiaries, as the case may be. Such allocation of the Aggregate Deemed Sales Price shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations. The Sellers and the Buyer (i) shall be bound by such allocation for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns to be filed with any taxing authority in a manner consistent with such allocation, and (iii) shall take no position inconsistent with such allocation in any Tax Return, any proceeding before any taxing authority or otherwise. In the event that such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party concerning resolution of such dispute. To the extent that the Purchase Price is adjusted by reason of any payment under this Agreement or otherwise, (i) the Aggregate Deemed Sales Price shall be adjusted to reflect such change, (ii) the provisions of this Section 8(g) shall be followed in redetermining the allocation of the Aggregate Deemed Sales Price, and (iii) the parties to this Agreement will, to the extent required by law, file amended Tax Returns consistent with such revised allocation. Notwithstanding the foregoing, any such Election shall be made in a manner consistent with the Allocation Schedule as provided for in Section 1(f).

 9. Employee and Related  Matters.  (a)
Employment Offers. The Buyer and the Sellers agree that all employees of the Sellers employed on the Closing Date (collectively, the "Employees") shall be offered employment with the Buyer on terms consistent with the Sellers' compensation and employee benefits standards as in effect at the Closing Date and giving such employees service credit for their terms of employment with the Sellers (all such employees who accept such employment offers are hereinafter referred to as "Continued Employees"). The Buyer agrees that each employment offer to an Employee shall be conditioned upon the waiver in writing by each such employee of any right of such employee to severance payments from any of the Sellers or their affiliates and after the Closing the Buyer shall indemnify and hold harmless the Sellers and their affiliates from any claims by any such employee with respect thereto. Notwithstanding the foregoing, it is understood that nothing in this Agreement shall prohibit or restrict the Buyer from terminating Continued Employees, changing compensation levels or other terms and conditions of employment (other than service credit for past employment with the Sellers) subsequent to the Closing Date. (b) Employee Withholding and Reporting. The Sellers shall transfer to the Buyer any records (including, but not limited to, Forms W-4 and Employee Withholding Allowance Certificates) relating to withholding and payment of income and employment taxes (federal, state and local) and FICA taxes with respect to wages paid by the Sellers during the 1996 calendar year to any employees retained by the Buyer. The Buyer shall, to the extent permitted by applicable law, provide such employees with Forms W-2, Wage and Tax Statements for the 1996 calendar year setting forth the wages and taxes withheld with respect to such employees for the 1996 calendar year by the Sellers and the Buyer as predecessor and successor employers, respectively. The Buyer and the Sellers shall also comply with the filing requirements set forth in Revenue Procedure 84-77, 1984-2 C.B. 753, to implement this Section 9(b). (c) Nothing in this Section 9, express or implied, is intended to confer or shall confer upon any of the Sellers' employees, former employees or any Continued Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

10. Further Assurances.  From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement. (i) Indemnification. Tax Indemnification. MFI agrees to indemnify the Buyer, its affiliates and each of their respective officers, directors, employees and agents and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively, "Loss") suffered or incurred by any such indemnified party arising from Taxes applicable to the Acquired Business or the Acquired Assets, in each case attributable to taxable years or periods ending at the time of or prior to the Closing and, with respect to any Straddle Period, the portion of such Straddle Period ending at the time of the Closing, except to the extent that such Taxes constitute "Accrued expenses" for purposes of determining the Working Capital Amount. In addition, MFI agrees to indemnify the Buyer, its affiliates and each of their respective officers, directors, employees and agents and hold them harmless from any Loss for Taxes arising from any Subsidiary's membership in an "affiliated group" (as defined in Section 1504 of the Code) prior to the Closing Date under Treasury Regulations Section 1.1502-6 (or similar provisions of state, local or foreign law) as a transferee or successor, by contract or law. The Buyer shall be liable for and shall pay and shall indemnify the Sellers, their affiliates and each of their respective officers, directors, employees and agents for all Taxes applicable to the Acquired Business or the Acquired Assets that (x) are attributable to taxable years or periods beginning immediately after the Closing or, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing, or (y) which constitute "Accrued expenses" for purposes of determining the Working Capital Amount. For purposes of this Section 11(a), any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending at the time of the Closing and the other beginning immediately after the Closing; provided, however, that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated pro rata on a daily basis in accordance with the principles under Section 164(d) of the Code. "Straddle Period" means any taxable year or period beginning before and ending after the Closing. (ii) Notwithstanding paragraph (i), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Acquired Business or the Acquired Assets shall be paid by MFI. The Buyer and the Sellers agree timely to sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes. (iii) MFI or the Buyer, as the case may be, shall provide prompt reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 11(a); provided, however, that any claim for reimbursement asserted against MFI shall be limited to an offset of the unpaid portions, if any, of the MFI Series 2 Notes as provided in Section 11(g). Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder except to the extent the indemnifying party is materially adversely affected thereby. (iv) The Buyer (or MFI, as the case may be) shall promptly notify MFI (or the Buyer, as the case may be) in writing, upon receipt by the Buyer (or MFI, as the case may be) or any of its (or their) affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may affect the Tax liabilities for which MFI (or the Buyer, as the case may be) would be required to indemnify the Buyer (or MFI, as the case may be) pursuant to paragraph (i) of this Section 11(a), although failure to do so will not relieve MFI (or the Buyer, as the case may
be) from its liability hereunder, except to the extent MFI (or the Buyer, as the case may be) is materially adversely affected thereby. MFI shall have the right to control any Tax audit or administrative or court proceeding relating to taxable periods ending at the time of or before the Closing, and to employ counsel of their choice at their expense; provided, however, that the Buyer shall be entitled to participate at its own expense in (but shall have no right to control) any Tax Audit or administrative or court proceeding relating to taxable periods ending at the time of or before the Closing to the extent that its interest could be materially adversely affected. In the case of the Straddle Period, MFI shall be entitled to participate at its expense in (but, except as provided below, shall have no right to control) any Tax audit or administrative or court proceeding relating in whole or in part to Taxes attributable to the portion of such Straddle Period ending at the time of the Closing and, with the written consent of the Buyer, and at MFI's sole expense, may assume the entire control of such audit or proceeding. Neither the Buyer nor any of its affiliates may settle any Tax claim for any taxable year or period ending at or before the time of the Closing or for any Straddle Period which may be the subject of indemnification by MFI under paragraph (i) of this Section 11(a) without the prior written consent of MFI, which consent may not be unreasonably withheld.
(v) After the Closing, each of MFI and the Buyer shall (and shall cause their respective affiliates to): (1) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (2) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Acquired Business or the Acquired Assets; (3) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Acquired Business or the Acquired Assets; (4) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Acquired Business or the Acquired Assets for taxable periods for which the other may have a liability under this Section 11(a); and
(5) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period. (i) MFI shall have no right of contribution against the Subsidiaries in respect of any indemnification obligation under this Section 11(a). (b) Other Indemnification by MFI. MFI agrees to indemnify the Buyer, its affiliates and each of their respective officers, directors, employees and agents and hold them harmless from any Loss suffered or incurred by any such indemnified party (other than any relating to Taxes for which the exclusive indemnification provisions are set forth in Section 11(a)) to the extent arising from: (i) any breach of any representation or warranty of the Sellers contained in this Agreement or in any Schedule, certificate, instrument or other document delivered pursuant hereto or thereto (respectively, the "Related Documents") (regardless of whether such breach is related to any Assumed Liability); provided that, for purposes of determining the occurrence of a breach of any representation or warranty of the Sellers in connection with any claim made for indemnification under this Section 11(b), as well as for determining the amount of any Losses arising therefrom, (A) the "material adverse change" and the "material adverse effect" qualifiers shall be disregarded except in the third line of Section 4(n) and the sixth line of Section 4(o)(i) and (B) the "material" qualifier shall be disregarded in Section 4(e)(ii), in the 15th line of Section 4(g), in the seventh, 11th and 14th lines of the last paragraph of
Section 4(j), in the 15th line of Section 4(n), in the 12th line of Section 4(o)(i) (immediately preceding the word "federal"), and in the 24th line of
Section 4(o)(ii); (ii) any breach of any covenant of the Sellers contained in this Agreement requiring performance after the Closing Date; (iii) any payment made by the Buyer or any subsidiary thereof on or after the Closing Date under the Agreement between MFI and Stephens Franchise Finance, Inc. dated July 10, 1991 and the schedules and exhibits thereto (the "Stephens Agreement"); or (iv) any Excluded Liabilities; provided, however, that MFI shall not have any liability to the Buyer under clauses (i) and (ii) above unless the aggregate of all Losses relating thereto for which MFI would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $66,667, and then only to the extent of any such excess; provided further, however, that MFI shall not have any liability under clauses (i) and (ii) above for any individual items where the Loss relating thereto is less than $6,000, but individual items where the Loss relating thereto is less than $6,000 and more than $1,000 shall be aggregated solely for purposes of the first proviso to this Section 11(b); provided further, however, that MFI shall not have any liability under clause
(i)  above  for any  breach  of a  representation  or  warranty  of the  Sellers contained in this Agreement or in any of the Related Documents delivered pursuant hereto or thereto if the Buyer or Capricorn had actual knowledge of such breach at the time of the Closing (it being agreed that the burden of proof of such actual knowledge shall be on MFI); provided further, however, that MFI shall not have any liability under Section 11(b)(i), (ii) or (iv) to the extent the liability or obligation arises as a result of any action taken or omitted to be taken by the Buyer or any of its affiliates; and provided further, however, that the aggregate amount required to be paid by MFI pursuant to (x) Section 11(b)(i), (ii) or (iii) (other than due to a breach of the Sellers' covenant with respect to confidentiality set forth in Section 5(d)) shall not exceed $2,000,000 or (y) Section 11(b)(iii) shall not exceed $200,000, it being agreed and understood that the limitation to apply to amounts required to be paid under
Section 11(b)(iv) or under Section 11(b)(ii) due to a breach of the aforesaid confidentiality covenant shall be the maximum purchase price received by the Sellers pursuant to this Agreement. (a) Indemnification by the Buyer. The Buyer shall indemnify MFI, its affiliates and each of their respective officers, directors, employees and agents against and hold them harmless from any Loss suffered or incurred by any such indemnified party (other than any relating to Taxes for which the exclusive indemnification provisions are set forth in paragraph (a) of this Section 11) to the extent arising from: (i) any breach of any representation or warranty of the Buyer or Capricorn contained in this Agreement or in any Related Document delivered pursuant hereto or thereto or in connection herewith; (ii) any breach of any covenant of the Buyer contained in this Agreement requiring performance after the Closing Date; or (iii) any Assumed Liabilities or any guarantees of any Assumed Liabilities; provided, however, that the indemnification baskets and cap from Section 11(b) shall apply to the Buyer's indemnification obligations under Section 11(c)(i) or (ii) and the Buyer shall not have any liability under clause (i) above for any breach of a representation or warranty of the Buyer contained in this Agreement or in any Related Document delivered pursuant hereto or thereto if the Sellers had actual knowledge of such breach at the time of the Closing (it being agreed that the burden of proof of such actual knowledge shall be on the Buyer). (a) Losses Net of Insurance, etc. The amount of any loss, liability, claim, damage, expense or Tax for which indemnification is provided under this Section 11 (other than
Section 11(b)(iii)) shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such loss, liability, claim, damage, expense or Tax and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such loss, liability, claim, damage, expense or Tax. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified loss, liability, claim, damage, expense or Tax. Any indemnity payment under this Agreement shall be treated as an adjustment to the Adjusted Purchase Price, for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Adjusted Purchase Price, for United States federal income Tax purposes. (b) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, (i) pursuant to Section 11(a), shall terminate at the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any extension thereof); (ii) pursuant to Sections 11(b)(i) and (ii) and 11(c)(i) and (ii), shall terminate on the date that is 18 months after the Closing Date; (iii) pursuant to Section 11(b)(iii), shall terminate on the earlier to occur of the scheduled maturity of the MFI Series 1 Notes and such time, if ever, as the Buyer or a subsidiary shall have received an aggregate amount of payments pursuant to Section 11(b)(iii) equal to $200,000; and (iv) pursuant to Sections 11(b)(iv) and 11(c)(iii) shall survive indefinitely; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party hereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice to the indemnifying party stating in reasonable detail the basis of such claim and, in the case of a claim arising from a third party claim, suit, action or proceeding, stating that the claim has actually been asserted and including a copy of such claim if in writing or the pleadings relating to such suit, action or proceeding. (c) Procedures Relating to Indemnification (Other than under Section 11(a). In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement (other than under Section 11(a) in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim. (d) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). Notwithstanding the other provisions of this Section 11(f), the Buyer shall be deemed to have complied with this Section 11(f) as to indemnification under Section 11(b)(iii) by providing to the Sellers notice as to the amounts and dates of any payment under the Stephens Agreement. (e) Certain Set-off Rights. All payments, if any, required to be made by MFI under Section 11(b) shall be made solely by (i) a dollar for dollar reduction of the amount, if any, then remaining payable, under the MFI Series 1 Notes, applied first to accrued and unpaid interest and then to principal, or (ii) in the event the MFI Series 1 Notes have been prepaid and the escrow arrangements have been established pursuant to the terms thereof, a claim by the Buyer under such escrow arrangements. All payments, if any, required to be made by the Sellers under Section 11 other than those set forth in the preceding sentence shall be made solely by a dollar for dollar reduction of the amount, if any, then remaining payable, under the MFI Series 2 Notes, applied first to accrued and unpaid interest and then to principal; provided, however, that the maximum potential amount (the "Potential Set-Off Amount") of such right of set-off (which right would allow a maximum set-off against the MFI Series 2 Notes during the first year after the Closing Date of $3,000,000, assuming that there are no prepayments during such year) shall decrease by $600,000 on each anniversary of the Closing Date, commencing on the first anniversary thereof. MFI shall have no right of contribution against the Subsidiaries in respect of any indemnification obligation under this Section 11(g). (i) Waiver of Other Remedies. The Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than claims of fraud) shall be pursuant to the indemnification provisions set forth in this Section 11. In furtherance of the foregoing, the Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the Sellers or any of their affiliates, creditors or stockholders relating to the subject matter of this Agreement arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation. (ii) MFI acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than claims of fraud) shall be pursuant to the indemnification provisions set forth in this Section 11. In furtherance of the foregoing, MFI hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the Buyer or any of its affiliates, creditors or stockholders relating to the subject matter of this Agreement arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation. 5. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Buyer or the Sellers (other than by operation of law in connection with a merger, a sale of substantially all the assets, or a liquidation of the Buyer or the Sellers) without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld); provided, however, that the Buyer may assign its right to purchase the Acquired Assets hereunder to a subsidiary or affiliate of the Buyer without the prior written consent of the Sellers and, following the Closing Date, may freely dispose of the Acquired Business and the Sellers may assign their rights hereunder to their lenders; provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder; and provided further, however, that the Buyer Notes (other than the MFI Series 4 Notes and any shares of the Buyer's common stock issuable upon conversion thereof) shall be transferable in accordance with their terms, subject to applicable laws and regulations and subject to the requirement that the Buyer Notes not be transferred or distributed in respect of MFI's common stock or otherwise in a manner which could subject the Buyer to reporting under the U.S. federal or U.K. securities laws. In connection with seeking any such consent, a party proposing to so assign or transfer its rights and obligations shall give to the party whose consent is sought reasonable details of the proposed assignment or transfer, including the proposed method of making adequate provision for such party's obligations hereunder. 6. No Third-Party Beneficiaries. Except as provided for indemnified parties in Section 11 and except for the waivers of other remedies by MFI and the Buyer in Section 11(h), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder. (a) Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date: (i) by mutual written consent of the Sellers and the Buyer; (ii) by the Sellers if any of the conditions set forth in Section 3(b) hereof shall have become incapable of fulfillment, and shall not have been waived by the Sellers; (iii) by the Buyer if any of the conditions set forth in Section 3(a) hereof shall have become incapable of fulfillment, and shall not have been waived by the Buyer; or
(iv) by either party hereto, if the Closing does not occur on or prior to October 30, 1996. (a) In the event of termination by the Sellers or the Buyer pursuant to this Section 14, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein: (i) the Buyer shall return all documents and other material received from any Seller or any Subsidiary relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Sellers; and (ii) all confidential information received by the Buyer with respect to the Acquired Business shall be kept confidential. (b) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 14, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 16 hereof relating to certain expenses, (ii) Section 8(c) hereof relating to publicity, (iii) Section 23 hereof relating to finder's fees and broker's fees and (iv) this Section 14. Nothing in this Section 14 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement. 5. Survival of Representations. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 11(b) and 11(c) of this Agreement and shall terminate at the close of business 18 months following the Closing Date. 6. Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the costs and expenses listed on Schedule 16 shall be paid as set forth on Schedule
16. (a) Arbitration. Subject to the provisions of Sections 2(c) and 25, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby, including, without limitation, the interpretation hereof and any breach, termination or invalidity hereof, shall be settled exclusively and finally (i) through good faith negotiation of the parties for a period not in excess of 30 days and (ii) in the event such negotiations do not yield a settlement within such 30-day period, by arbitration (irrespective of the magnitude thereof, the amount in controversy or whether such matter would otherwise be considered justiciable or ripe by a court or arbitral tribunal). (b) The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the "Arbitration Rules"), except as those rules conflict with the provisions of this
Section 17, in which event the provisions of this Section 17 shall control. (c) The arbitral tribunal shall consist of three arbitrators chosen in accordance with the Arbitration Rules. The arbitration shall be conducted in New York City. Any submission of a matter for arbitration shall include joint written instructions of the parties requiring the arbitral tribunal to render a decision resolving the matters submitted within 60 days following the submission thereof.
(d) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. (e) All out-of-pocket costs and expenses incurred by any party in connection with the resolution of any disagreement, dispute, controversy or claim pursuant to this
Section 17, including, but not limited to, reasonable attorney's fees and disbursements, shall be borne by the party incurring the same; provided, however, that the arbitral tribunal shall have the discretion to declare any party as the "prevailing party" with respect to one or more of the issues that were the subject of the arbitration and to require the other parties to the arbitration to reimburse such "prevailing party" for some or all of its costs and expenses incurred in connection with such proceeding. (f) The costs of the arbitral tribunal shall be divided evenly between any parties thereto affiliated with the Sellers, on the one hand, and any parties thereto affiliated with the Buyer, on the other hand, unless there is a "prevailing party", in which case the arbitral tribunal may allocate more or all of such costs to the party thereto that is not the "prevailing party". (g) This Section 17 shall not prohibit or limit in any way any party from seeking or obtaining preliminary or interim injunctive or other equitable relief from a court for a breach or alleged breach of any of the covenants and agreements of another party contained in this Agreement. 7. Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto. 8. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows: (i) if to Capricorn or the Buyer,

                           c/o Capricorn Investors II, L.P.
                           30 East Elm Street
                           Greenwich, Connecticut  06830
                           Attention:  Herbert S. Winokur, Jr.
                           Telecopy:  (203) 861-6671

                  with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom
                           919 Third Avenue
                           New York, New York  10022
                           Attention:  Randall H. Doud
                           Telecopy:  (212) 735-3636

                  (ii)     if to MFI or the Other Sellers:

                           Mrs. Fields Inc.
                           462 West Bearcat Drive
                           Salt Lake City, Utah 84115
                           Attention:  Larry A. Hodges, President
                           Telecopy: (801) 463-2183

                  with a copy to:

                           Stoel Rives LLP
                           201 South Main Street
                           Suite  1100
                           Salt Lake City, Utah 84111
                           Attention:  Kent W. Larsen
                           Telecopy: (801) 578-6999

                  4. Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents and index of defined terms to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase "to the Sellers' knowledge" or similar phrases means the actual knowledge, as of the time the relevant statement is made, of any officer or director of any of the Sellers. For purposes of the representations, warranties and covenants hereunder, references to "the date of this Agreement," "the date hereof" or other similar phrases shall be deemed to be references to August 13, 1996.


                 5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

                  6. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

                 7. Fees. Each party hereto hereby represents and warrants that the only broker or finder that has acted in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof is Dillon, Read & Co. Inc. Any fees or commissions payable to Dillon, Read & Co. Inc. in connection with the transactions contemplated hereby shall be paid as provided on Schedule 16.

                  8. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

                  (a) Consent to Jurisdiction. Each of the Sellers, Capricorn and the Buyer irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York, solely for the purposes of seeking specific performance or enforcing an arbitral award arising out of this Agreement or any transaction contemplated hereby. Each of the Sellers, Capricorn and the Buyer agrees to commence any such action, suit or proceeding relating thereto either in the United States District Court for the Southern District of New York or, if, for jurisdictional reasons, such suit, action or other proceeding may not be brought in such court, in the Supreme Court of the State of New York, New York County. Each of the Sellers, Capricorn and the Buyer further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in this Section 25(a). Each of the Sellers, Capricorn and the Buyer irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding described above in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  (b) Should any litigation be commenced in connection with the matters described in the preceding Section 25(a), the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorneys' fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

                  9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.
                                    MRS. FIELDS INC.


                       By:/s/Larry A. Hodges
                      Name:Larry A. Hodges
                     Title:President/CEO


                       MRS. FIELDS DEVELOPMENT CORPORATION


                       By:/s/Larry A. Hodges
                      Name:Larry A. Hodges
                     Title:President/CEO


                                    MRS. FIELDS COOKIES


                       By:/s/Larry A. Hodges
                     Name:Larry A. Hodges
                    Title:President/CEO


                       MRS. FIELDS' ORIGINAL COOKIES, INC.


                       By:/s/Herbert S. Winokur
                   Name:Herbert S. Winomur
                   Title:Manager



                                    CAPRICORN INVESTORS II, LP.
                                    By CAPRICORN HOLDINGS, L.L.C.,
                                       General Partner


                       By:/s/Herbert S. Winokur
                     Name:  Herbert S. Winokur, Jr.
                    Title: Manager

                                   APPENDIX A



                             INDEX OF DEFINED TERMS

Defined Term      Page

Acquired Assets   2
Acquired Business 2
Acquired Leases   64
Allocation Schedule        8
Arbitration Rules 94
Arbitrator        17
Assumed Liabilities        4
Balance Sheet     32
Benefit Plans     43
Buyer             1
Buyer Note Agreement       12
Buyer Notes       11
Capricorn         1
Chocamerican      20
Closing           10
Closing Cash Amount        14
Closing Date      11
Code              8
Continued Employees        71
Contracts         41
DOJ               65
Election          69
Employees         71
Environmental Laws         48
ERISA             43
Excluded Assets   3
Excluded Liabilities       5
Fairfield         2
Fairfield Shares  29
Financial Statements       31
Founders          26
Founders Agreement         27
FTC               65
Hazardous Substance        48
HSC               20
HSR Act           20
Indemnified Party 85
Intellectual Property      36
License Agreement 23
License Buyer     20
License Purchase Agreement 20
Licensing Assets  4
Liens             35
Loss              73
MF Australia      2
MF Australia Shares        29
MF Canada         2
MF Canada Shares  29
MFD               1
MFD Preferred Stock        6
MFHK              2
MFHK Shares       29
MFI               1
MFI Preferred Stock        6
MFI Series 1 Notes         12
MFI Series 2 Notes         12
MFI Series 3 Notes         12
MFI Series 4 Notes         12
MFUK              2
MFUK Shares       29
Notice of Disagreement     16
OCC               20
OCC/HSC Agreement 20
Other Agreements  23
Other Sellers     1
Pension Plans     43
Permitted Liens   35
Potential Set-Off Amount   88
Purchase Price    6
Records           66
Related Documents 79
Seller            1
Series A Notes    5
Store Cash        3
Straddle Period   75
Subsidiaries      2
Subsidiary Shares 11
Tax Returns       34
Taxes             34
Third Party Claim 85
Trade Secrets     3
Transaction Documents      59
Trust Cash        3
Unassigned Asset  9
Value Creation Plan        5
W/C Statement     12
Working Capital Amount     14
Working Capital Base Amount         15

                                TABLE OF CONTENTS


                                      Page

1.       Purchase, Sale and Assumption        2

2.       Closing; Transactions to be Effected; Purchase Price Adjustment     10

3.       Conditions to Closing       18

4.       Representations and Warranties of the Sellers        25

5.       Covenants of the Sellers    51

6.       Representations and Warranties of the Buyer and Capricorn      55

7.       Covenants of the Buyer and Capricorn         60

8.       Mutual Covenants   62

9.       Employee and Related Matters        71

10.      Further Assurances          72

11.      Indemnification    73

12.      Assignment         89

13.      No Third-Party Beneficiaries        90

14.      Termination        91

15.      Survival of Representations         93

16.      Expenses  93

17.      Arbitration        93

18.      Amendments         96

19.      Notices   96

20.      Interpretation     97

21.      Counterparts       97

22.      Entire Agreement   98

23.      Fees      98

24.      Severability       98

25.      Consent to Jurisdiction     98

26.      Governing Law     100

0151160.23-01S1a
Appendix A        Index of Defined Terms

Exhibit A      Form of Buyer Note Agreement (including forms of the Buyer Notes)

Exhibit B                  Form of Stoel Rives Opinion

Exhibit C                  OCC/HSC Agreement

Exhibit D                  Form of License Purchase Agreement

Exhibit E                  Form of Skadden, Arps, Slate, Meagher & Flom Opinion

Exhibit F                  Form of License Agreement

Schedules
1(b)                       Licensing Assets
1(c)                       Ordinary Working Capital
1(d)(viii)        Affiliate Contracts
3(a)(vii)                  Agreements Requiring Consent to Transfer or Assign
4(c)                       Ownership of Subsidiaries
4(d)                       Equity Interests
4(e)(i)           Financial Statements
4(e)(ii)          Disclosed Liabilities
4(f)                       Tax Returns
4(h)                       Condition of Assets
4(i)                       Trademarks, etc.
4(j)                       Contracts
4(k)                       Litigation
4(l)                       Insurance
4(m)(i)           Benefit Plans
4(m)(ii)-1        Benefit Plan Documents
4(m)(ii)-2        Proceedings
4(m)(iii)                  Contributions and Payments;
                           Funding Deficiencies
4(m)(v)           Liabilities to Multiemployer Plans
4(m)(vii)                  Employee Welfare Benefit Plans
4(n)                       Material Events
4(o)                       Compliance with Applicable Laws;
                           Environmental Matters
4(p)                       Employee and Labor Relations
4(q)                       Material Licenses and Permits
4(r)                       Inventory
6(h)                       Pro Forma Balance Sheet of Buyer
16                         Fees and Expenses